Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
(877) 280-2857
(215) 405-2718 (fax)

TITAN ENERGY APPOINTS CHRISTOPHER WALKER AS CHIEF OPERATING OFFICER

FORT WORTH, TX – March 1, 2018 – Titan Energy, LLC and its subsidiaries (“Titan”) today announced the appointment of Christopher Walker as Chief Operating Officer of Titan, which will take effect as of March 9th.

Mr. Walker has served as Vice President of Operations since February 2016. Mr. Walker also served in senior operations leadership positions at Titan’s predecessor since July 2012. While at Titan and its predecessor, Mr. Walker has worked on almost all of the Company’s former and current operated and non-operated asset positions, including the Eagle Ford Shale, Fort Worth Basin, Utica Shale, Coalbed Methane, and Mississippi Lime.

Prior to joining Titan, Mr. Walker held Field Engineer and District Technical Supervisor positions with BJ Services/Baker Hughes from 2007 to 2012, specializing in hydraulic fracturing design and execution. Mr. Walker graduated from Texas A&M University with a BS in Agricultural Engineering.

Daniel Herz, Chief Executive Officer of Titan, stated, “We are very excited to welcome Chris into his new position, where he will lead our operating and technical team. Chris’s thorough understanding of our operating areas, strong leadership, and technical experience will continue to be a significant asset for our Company.”

Mark Schumacher, currently President and head of operations for Titan, will be pursuing other business activities and will transition his role with Mr. Walker.

Daniel Herz added, “I would also like to thank Mark for his tremendous contributions during his tenure here at Titan. All of Mark’s efforts helped shepherd Titan through the challenges of the commodity price downturn and we wish him much success in his future endeavors.”

Mark Schumacher stated, “I am happy to transition the Chief Operating Officer role to Chris, who is someone that I have had the pleasure of working alongside for many years at Titan. Chris will continue to be an invaluable leader within the organization. I would like to thank Titan management and all of the employees for the opportunity to work together over the last six years.”